Exhibit 21

                                  Subsidiaries

ProCath Corporation d/b/a EP MedSystems
575 Route 73 North
Bldg D
West Berlin, New Jersey 08091
State of Incorporation:   New Jersey
Business Name:            ProCath Corporation

EP MedSystems UK Ltd.
100 Stierli Court, Suite 107
Mount Arlington, New Jersey 07856
State of Incorporation:   New Jersey
Business Name:            EP MedSystems, Europe Ltd.

EP MedSystems France S.A.R.L.
12, Avenue du Quebec, Batiment H
Entree 9, SILIC 633
Courtaboeuf Cedex, 91965, France